Exhibit 10.3

Employment Agreement

This Employment Agreement (“Agreement”), dated as of June, 1, 2008, is entered into between China Biologic Products, Inc., a company established in the United States with its principal office located at No. 14., East Hushan Road, Taian City, Shandong, PRC (“Company”), and Yu-Yun Tristan Kuo (the “Executive”).

WHEREAS, the Company desires to engage the Executive as, and the Executive agrees to serve as, Chief Financial Officer of the Company, upon the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agree as follows:

1.

EFFECTIVENESS OF AGREEMENT AND EFFECTIVE DATE

This Agreement will become effective as of the date hereof. For the purpose of this Agreement, the term “Effective Date” means June 1, 2008.

2.

EMPLOYMENT AND DUTIES

2.1

General. The Executive will perform such duties and services for the Company as may be designated from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board and the Chief Executive Officer of the Company and to carry out the functions typically performed by a Chief Financial Officer, including but not limited to responsibility for (i) all financial management and accounting for the Company, (ii) compliance with local GAAP principles (and in a form that can be converted into US GAAP) and all applicable regulatory authorities, and (iii) supervising the Company’s compliance with its SEC reporting obligations, its internal controls and other corporate governance obligations, the Sarbanes-Oxley Act and other applicable securities laws.  The Executive and the Company further agree that the Executive is also serving as the Chief Financial Officer of Shandong Taibang Biological Products Co., Ltd. (“Shandong Taibang”) the Company’s primary operating subsidiary that a substantial portion of the CFO’s time and attention will be devoted to the business and affairs of Shandong Taibang and the Company’s other subsidiary companies (collectively the “Subsidiaries”), that such time and attention to the business and affairs of the Subsidiaries is for the benefit of the Company and in furtherance of the Executive’s duties and responsibilities to the Company under this Agreement and applicable law, and that the CFO will not be required to allocate any fixed minimum amount of time to any one entity during any one time period, although is expected and required to devote substantially all of his time and attention during normal business hours to the affairs of the Company and/or the Subsidiaries.

2.2

Term of Employment. The Executive’s employment under this Agreement will  commence as of the date hereof and will terminate on the first year of the Effective Date; provided, however, that the term of the Executive’s employment will be automatically extended without further action of either party for additional one (1) year periods unless written notice of either party’s intention not to extend has been given to the other party hereto at least thirty (30) days prior to the expiration of the then effective term (the initial term and any extensions thereof, the “Term of Employment”). Notwithstanding the foregoing, the Executive’s employment may be terminated during the Term of Employment as provided in Section 5 below.

2.3

Reimbursement of Expenses. Unless otherwise agreed to by the Executive and the Company, the Company will reimburse the Executive for reasonable travel and other business expenses incurred by him to fulfill his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

3.

COMPENSATION

3.1

Base Salary. From the Effective Date, the Executive will be entitled to receive a base salary (“Base Salary“) at a rate of ￥1,320,000 per annum (to be paid in Executive’s personal accounts), payable in accordance with the Company’s payroll practices and applicable law.  If the rate of Base Salary per annum paid to Executive is increased during the Term of Employment, such increased rate will thereafter constitute the Base Salary for all purposes of this Agreement.  Base Salary will not be decreased during the Term of Employment without the mutual consent of Executive and the Company.

3.2

Annual Review. The Executive’s Base Salary will be reviewed by the Board, based upon the Executive’s performance not less than annually.

3.3

Bonus Compensation.  In addition to his Base Salary, Executive shall be eligible to receive an annual cash performance bonus (the “Bonus”) for each calendar year during the Term of Employment in an amount equivalent to one month’s Base Salary if, and to the extent that, Executive remains employed by the Company on December 15th of such calendar year. Such Bonus shall be paid no later than January 15th of the calendar year following the year in which the Bonus is earned.  Executive further may be eligible receive additional bonus compensation as may be awarded to the Executive from time to time by the Board in the sole and absolute discretion of the Board.

3.4

Additional Compensation.

3.4.1

Initial Stock Option. Subject to approval by the Board of Directors (or an appropriate Committee appointed by such Board of Directors), on or before June 1, 2008, Executive will be granted an option (the “Initial Option”) to purchase 75,000 shares of the Company’s common stock (the “Shares”) under the Company’s 2008 Equity Incentive Plan (the “Plan”).  The Initial Option will be evidenced by a Stock Option Agreement as contemplated by the Plan, both of which will govern the Initial Option, notwithstanding any other provision of this Agreement.  The exercise price of the Initial Option will be $4.00 per share; provided, however, that if the fair market value of the Shares as of the grant date is greater than $4.00 per share, then the exercise price of the Initial Option will be the fair market value as of the grant date.  The Initial Option will vest in accordance with the provisions of the Stock Option Agreement.

3.4.2

Bonus Upon PIPE Financing. Upon completion of each PIPE financing by the Company (or within one (1) month following the closing of each such financing) and, provided Executive remains employed by the Company on the date of the closing of each such financing, Executive shall receive a cash bonus equivalent to one percent (1%) of the gross proceeds raised via such financing (“Cash Bonus”); provided, however, that if the Company does not complete the first PIPE financing before 12/31/2008, the Executive will not be entitled to any Cash Bonus upon the Company’s completion of its first PIPE financing following 12/31/2008 (but will be eligible to receive the Cash Bonus upon completion by the Company of subsequent PIPE financing as long as he remains employed by the Company on the date of the closing of such subsequent PIPE financing).  In lieu of the cash bonus described above, the Executive may elect to receive an equivalent number of shares of the Company’s common stock at no cost to him.

3.4.3

Stock Option Upon Listing on NASDAQ/NYSE/AMX. Upon the Company’s listing on NASDAQ, NYSE or AMX (or within one (1) month following such listing), and provided Executive remains employed by the Company on the date of such listing, Executive shall receive an option (“Listing Option”) to purchase 50,000 shares of the Company’s common stock pursuant to the Company’s Plan.  The exercise price of the Listing Option shall be the fair market value as of the date of the grant.  The Listing Option shall be immediately vested and exercisable on the date of the grant.  The Listing Option will be evidenced by a Stock Option Agreement as contemplated by the Plan, both of which will govern the Listing Option, notwithstanding any other provision of this Agreement.

3.4.4

Executive will be eligible to participate in any employment compensation plan established by the Company under the same terms as other Company executives and at levels recommended by the CEO of the Company and approved by the Board of Directors.

3.5

Taxes. The Company shall be responsible for the employer’s share of taxes as required by United States laws and regulations and the Executive shall be responsible for payment of any personal income or other taxes in the PRC and the United States; provided, however, that if the Company requires the Executive to travel within the United States for more than thirty-five (35) days during any period of twelve (12) consecutive months and, as a result solely of such required travel within the United States, the Executive is unable to claim the foreign earned income exclusion on his United States tax return, the Company shall reimburse the Executive, on a fully grossed-up basis, for any such net United States income taxes, in excess of foreign tax credits, that Executive is required to pay.

4.

EMPLOYEE BENEFITS

4.1

Leave.  The Executive will be entitled to accrue 15 working days paid annual leave each calendar year (which will not be carried over in the event that they are not used by the Executive).  All annual leave days will be taken at times mutually agreed by the Executive and the Company and will be subject to the business needs of the Company.  If, however, in any calendar year during the Term of Employment, the Executive is unable to take any annual leave due to the business needs of the Company, the Company, in its discretion, shall either pay the Executive the equivalent of 15 working days, or permit the Executive to carry such leave over into the following calendar year.

4.2

Medical Coverage. The Company will either (a) purchase and provide Executive and his spouse with reasonable medical health insurance that provides coverage both within and outside the PRC or (b) reimburse the Executive for the premiums he incurs for purchasing such medical health insurance for himself and his spouse.

4.3

Home Trip Allowance.  After being employed with the Company for twelve (12) months, and following the conclusion of each subsequent twelve (12) month period thereafter, the Executive and his spouse will each be entitled to one (1) return home round trip air ticket (business class airfare).

4.4

Travel Benefit.  In the event that the Company requires the Executive to travel in the United States for more than twenty (20) days (but less than thirty-five (35) days) during any period of twelve (12) consecutive months, the Company will either purchase for Executive a total of two (2) roundtrip tickets (economy class airfare) to be used by his sons to visit the Executive in the PRC or provide the Executive with compensation equivalent for such tickets.

4.5

Other Programs.  The Executive will, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holiday) which may be established by the Company for, or made available to, its executives generally.

5.

TERMINATION OF EMPLOYMENT

5.1

Termination Events.

5.1.1.

By the Company. The Company may terminate the Executive’s employment immediately with Cause, without Cause upon thirty (30) days notice to the Executive, or upon the Executive’s death or Permanent Disability (as hereinafter defined).

5.1.2.

By the Executive. The Executive may terminate his employment at any time for any reason upon thirty (30) days written notice to the Company.

5.2

Termination by Company With Cause. If the Executive’s employment is terminated by the Company with Cause, the Company shall pay to the Executive all compensation to which the Executive is entitled through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease.

5.3

Termination by Company Without Cause.  Except in situations where the Executive’s employment is terminated for Cause, by death or by Permanent Disability, in the event that the Company terminates Executive’s employment at any time without Cause, Executive shall continue to receive his Base Salary through the last day of the thirty (30) day notice period, payable in the form of salary continuation.  In addition, the Company shall reimburse Executive for actual relocation expenses incurred by Executive relocating from the PRC to the United States or, if Executive so chooses, to another location in the PRC, upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

5.4

Voluntary Resignation. If the Executive terminates his employment voluntarily, then the Executive shall not be entitled to receive payment of any severance benefits.  The Company further shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of notice period required under Section 5.1.2 as long as the Company provides Executive with all compensation to which he would be entitled for continuing employment through the last day of the notice period.  Thereafter, all obligations of the Company under this Agreement shall cease.

5.5

Cause. Termination for “Cause” means termination of the Executive’s employment by the Company because of:

(i)

any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii)

the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(iii)

an alleged act (with credible substantiated evidence) of moral turpitude, dishonesty, fraud or violation of law (whether or not connected to the Company or its Affiliates (as defined in Section 8.1)) by, or criminal conviction of, the Executive which in the determination of the Board (in its sole discretion) would render his continued employment by the Company damaging or detrimental to the Company or its Affiliates in any way; or

(iv)

any misappropriation of Company property by the Executive.

6.

DEATH OR DISABILITY

In the event of termination of employment by reason of non-work-related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to Base Salary and benefits determined under Sections 3 and 4 through the date of termination.  In the event of termination of employment by reason of work related death or Permanent Disability, the Executive (or his estate, as applicable) will be entitled to the greater of (i) Base Salary and benefits determined under Sections 3 and 4 through the date of termination, or (ii) the minimum compensation permitted by applicable law. Other benefits will be determined in accordance with the benefit plans maintained by the Company, and the Company will have no further obligation hereunder. For purposes of this Agreement, “Permanent Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties as an employee of the Company, which disability or infirmity exists for any continuous period of 180 days.

7.

CONFIDENTIALITY

7.1

Confidentiality. The Executive covenants and agrees with the Company that he will not at any time during the Term of Employment and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and Affiliates. The term “confidential information” includes information not previously made generally available to the public or to the trade by the Company’s management, with respect to the Company’s or any of its subsidiaries’ or Affiliates’ products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, but will exclude any information which is or becomes generally available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under Section 7.1. The Executive will be released of his obligations under this Section 7.1 to the extent the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Executive provides the Company with prompt written notice of such requirement.

7.2

Acknowledgment of Company Assets. The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, vendors and employees, and that such goodwill is valuable property of the Company.  The Executive further acknowledges that to the extent such goodwill will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s customers, vendors and employees will be the sole and exclusive property of the Company and will not be personal to the Executive.

7.3

Exclusive Property. The Executive confirms that all confidential information is and will remain the exclusive property of the Company.  All business records, papers and documents kept or made by Executive relating to the business of the Company will be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of the Executive.  Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all of the following that are in the Executive’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its Affiliates, and (ii) all documents and other materials, in whatever form, which include confidential information or which otherwise relate in whole or in part to the present or prospective business of the Company or its Affiliates, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

7.4

Communication to Third Parties. The Executive agrees that Company will have the right to communicate the terms of this Section 7 to any third parties, including but not limited to, any prospective employer of the Executive. The Company waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 7.

7.5

Independent Obligations. The provisions of this Section 7 will be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense of the enforcement of this Section 7 by the Company.

7.6

Non-Exclusivity. The Company’s rights and the Executive’s obligations set forth in this Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

8.

INDEMNIFICATION

8.1

Indemnification of the Executive. The Company agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations, against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as an Executive of the Company or any of its subsidiaries or Affiliates (whether or not he continues to be an Executive at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an Executive of the Company or any of its subsidiaries or Affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 8.1 to the contrary, the Company will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 8.1 will survive the term of this Agreement by a period of six (6) years.  “Affiliate” means, with respect to any person or entity, any other person or entity that is directly, or indirectly through one or more intermediaries, controlled by, controlling or under common control with such person or entity.

8.2

Indemnification of the Company. The Executive will indemnify and keep the Company fully indemnified at all times from and against all claims, suits, proceedings, fines, punishment, loss, damage, costs and liabilities whatsoever incurred or sustained by the Company in connection with or arising out of or as a consequence of any breach by the Executive of the confidentiality obligations set forth above.

9.

FOREIGN CORRUPT PRACTICES ACT.

The Company and the Executive each represent and warrant that it is aware of and familiar with the provisions of the Foreign Corrupt Practices Act of 1977, as amended by the Omnibus Trade and Competitiveness Act of 1988 ("FCPA”), and the rules and regulations thereunder, and its purpose.  Each party agrees that it will take no action and make no payment in violation of, or which might cause the Company or the Executive to be in violation of, the FCPA, including, but not limited to, the making of unlawful payments to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds.

10.

MISCELLANEOUS.

10.1

Severability. The parties intend this Agreement to be enforced as written.  However, (i) if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

10.2

Assignment. The rights and obligations of this Agreement will bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties.  Neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by the Executive.

10.3

Entire Agreement. This Agreement represents the entire agreement of the Company and the Executive and will supersede any and all previous contracts, arrangements or understandings.

10.4

Governing Law.  This Agreement will be construed and interpreted in accordance with and governed by the law of the State of Delaware, USA, without regard to the choice-of-law provisions thereof that might direct the application of the law of another jurisdiction.

10.5

Dispute Resolution.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of Delaware, or the United States District Court for the District of Delaware.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and the authorized representative of China Biologic Products, Inc., execute and enter into this Agreement as of the date first written above.

EXECUTIVE

_____________________________
Mr. Yu-Yun Tristan Kuo
Passport No: 213732882
Date: May 1, 2008

CHINA BIOLOGIC PRODUCTS, INC.

By: _____________________________
Name:
Title:
Date: